Exhibit 99.1

 128 Sidney Street, Cambridge MA 02139-4239                                                                                        TEL: (617) 995-2500     FAX: (617) 995-2510

Contacts:

Investors Carol Hausner Executive Director, Investor Relations and Corporate Communications Tel: (617) 995-2500 info@immunogen.com	Media Tony Loke Rx Communications Group, LLC Tel: (917) 322-2164 tloke@rxir.com

For Immediate Release

ImmunoGen, Inc. Announces Achievement of Milestone
in Collaboration with Genentech

- Trastuzumab-DM1 IND Becomes Effective,
Triggering $2 Million Payment to ImmunoGen -

CAMBRIDGE, MA, January 31, 2006 - ImmunoGen, Inc. (Nasdaq: IMGN), a biopharmaceuticals company that develops targeted anticancer therapeutics using its Tumor-Activated Prodrug (TAP) technology, today announced that the Company has been informed by Genentech (NYSE: DNA) that the trastuzumab-DM1 Investigational New Drug (IND) application submitted by Genentech to the U.S. Food and Drug Administration (FDA) has become effective. This event triggers a $2 million milestone payment to ImmunoGen. Trastuzumab-DM1 comprises ImmunoGen’s cell-killing agent, DM1, linked to Genentech’s therapeutic antibody, trastuzumab, which targets overexpression of the HER2 protein.

“We are delighted to announce this milestone in our collaboration with Genentech,” said Mitchel Sayare, Chairman and CEO. “Genentech was the first company to license rights to our TAP technology and has evaluated it extensively. This milestone is an important step towards the initiation of clinical testing with trastuzumab-DM1 - the first TAP compound that uses our technology in conjunction with a therapeutic antibody that has demonstrated significant anticancer activity when administered as a naked antibody.”

HER2 overexpression is associated with approximately 20 percent of all breast cancers. In 2000, Genentech entered into an agreement with ImmunoGen for an exclusive license to use ImmunoGen’s maytansinoid TAP technology with therapeutic antibodies to HER2, including trastuzumab. This agreement entitles ImmunoGen to receive milestone payments upon achievement of the events defined in that agreement, and also to receive royalties on the sales of any products that use ImmunoGen’s maytansinoid TAP technology. Genentech is responsible for product development, manufacturing, and commercialization.

ImmunoGen’s TAP technology uses tumor-targeting antibodies to deliver a potent, cell-killing agent specifically to cancer cells. The Company has created potent cytotoxic agents,

such as its maytansinoid derivative DM1, expressly for antibody-directed delivery to cancer cells. ImmunoGen also has established a portfolio of linkers - used for attachment of its cell-killing agents to antibodies - to enable additional refinement of product design.

About ImmunoGen, Inc.
ImmunoGen, Inc. develops targeted anticancer biopharmaceuticals. The Company’s TAP technology uses tumor-targeting antibodies to deliver a potent, cell-killing agent specifically to cancer cells. Three TAP compounds are in clinical testing - huN901-DM1 and huC242-DM4, which are wholly owned by ImmunoGen, and AVE9633, which is in development by the sanofi-aventis Group. Genentech, Centocor (a wholly-owned subsidiary of Johnson & Johnson), Biogen Idec, the sanofi-aventis Group, Millennium Pharmaceuticals, Inc., Boehringer Ingelheim, and Abgenix have licensed the right to develop and/or test TAP compounds to specific targets; ImmunoGen also has a broader collaboration with the sanofi-aventis Group.

This press release includes forward-looking statements. For these statements, ImmunoGen claims the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. It should be noted that there are risks and uncertainties related to the Company’s development of its own products, as well as to the development of products, including trastuzumab-DM1, by our collaborators. A review of these risks can be found in ImmunoGen’s Annual Report on Form 10-K for the fiscal year ended June 30, 2005 and other reports filed with the Securities and Exchange Commission.

# # #